Exhibit 99.1

francesca’s® Reports First Quarter Fiscal Year 2017 Financial Results

•	Net sales increase 1% to $107.7 million
•	Comparable sales decreased 5%
•	Diluted earnings per share were $0.12

HOUSTON, TEXAS — June 6, 2017 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the first quarter ended April 29, 2017.

Steve Lawrence, President and CEO, stated, “We were disappointed in our comparable sales performance, which was impacted by lower than expected boutique traffic and conversion rate. February and March sales were soft, primarily as a result of the later Easter, driving weaker than anticipated sales in full-price product. In spite of lower sales, our first quarter diluted EPS came in at the low end of our guidance due to better than expected merchandise margins and cost management. Since the beginning of April, sales trends have improved with the onset of warmer weather and the Easter shift.”

Mr. Lawrence continued, “One of our focuses continues to be on strong inventory controls and we were pleased that we reduced average inventory per boutique by 15% and entered the second quarter with an improved mix of fresh merchandise. While our first quarter performance was not up to our expectations, we believe that an improving sales trend, coupled with current trend-right assortment, will position us to get back on track in the second quarter. We have begun to rollout our new POS which will give us much more robust omni-channel capabilities. Several other initiatives are starting to roll out later this year, such as our new loyalty program. We believe that these initiatives will help fuel sales in the second half of the year.”

FIRST QUARTER RESULTS

Net sales increased 1% to $107.7 million from $106.1 million in the comparable prior year quarter. This increase was due to the addition of 42 net new boutiques since the end of the first quarter last year. Comparable sales decreased 5% compared to an increase of 2% in the same period last year. The decrease in comparable sales was due to a decrease in boutique traffic and conversion rates. The Company opened 12 new boutiques and closed four boutiques during the quarter, bringing the total count to 679 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 45.2% from 46.3% in the prior year quarter. This unfavorable variance was principally due to deleveraging of occupancy costs as merchandise margin was up slightly compared to last year.

Selling, general and administrative expenses increased 10% to $41.3 million from $37.7 million in the prior year quarter. This increase was primarily due to higher boutique and corporate payroll to support the larger boutique base as well as increases in marketing and software costs.

Income from operations was $7.4 million, or 6.9% of net sales, compared to $11.5 million, or 10.8% of net sales, in the prior year quarter.

Our effective tax rate was 40.3% compared to 37.6% in the same prior year period. The increase in the Company’s effective tax rate was due to true up of prior year state taxes.

Net income for the first quarter was $4.3 million, or $0.12 diluted earnings per share, compared to $7.1 million, or $0.18 diluted earnings per share, in the comparable prior year period.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $48.1 million compared to $35.4 million at the end of the comparable prior year quarter. During the first quarter, the Company repurchased 609,000 shares of its common stock at a cost of $9.3 million.

The Company ended the quarter with $31.4 million of inventory on hand compared to $34.8 million at the end of the comparable prior year period. Average ending inventory per boutique decreased by 15% versus the comparable prior year period principally due to improved inventory management.

SECOND QUARTER AND REVISED FISCAL YEAR 2017 GUIDANCE

For the second quarter ending July 29, 2017, net sales are expected to be in the range of $120 million to $124 million; assuming a 3% decrease to a 1% increase in comparable sales compared to flat in the prior year. The Company plans to open approximately 18 new boutiques and close approximately six existing boutiques during the second quarter. Diluted earnings per share are expected to be in the range of $0.13 to $0.18.

For the fiscal year ending February 3, 2018, net sales are expected to be in the range of $518 million to $537 million; assuming a 2% decrease to a 2% increase in comparable sales compared to the prior year increase of 2%. The Company expects to open approximately 60 to 65 boutiques and close approximately 10 to 15 boutiques in fiscal year 2017, compared to 64 new boutiques opened and nine boutiques closed in fiscal year 2016. Diluted earnings per share are expected to be in the range of $1.07 to $1.17 compared to the prior year of $1.09 and prior guidance of $1.11 to $1.21. The number of average diluted shares for the full year assumed in guidance is 36.8 million shares. The effective tax rate is estimated to be 38%.

Capital expenditures for fiscal year 2017 are expected to be in the range of $28 million to $33 million.

Conference Call Information

A conference call to discuss the first quarter results is scheduled for June 6, 2017, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until June 13, 2017. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 8256628. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2017 filed with the Securities and Exchange Commission (“SEC”) on March 22, 2017 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 679 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	April 29, 2017		April 30, 2016		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$107,689	100.0%	$106,113	100.0%	$1,576	1%	—
Cost of goods sold and occupancy costs	59,006	54.8%	56,983	53.7%	2,023	4%	110
Gross profit	48,683	45.2%	49,130	46.3%	(447)	(1)%	(110)
Selling, general and administrative expenses	41,281	38.3%	37,666	35.5%	3,615	10%	280
Income from operations	7,402	6.9%	11,464	10.8%	(4,062)	(35)%	(390)
Interest expense	(113)	(0.1)%	(109)	(0.1)%	(4)	4%	—
Other expense	(25)	0.0%	—	0.0%	(25)	n/a	—
Income before income tax expense	7,264	6.7%	11,355	10.7%	(4,091)	(36)%	(400)
Income tax expense	2,931	2.7%	4,274	4.0%	(1,343)	(31)%	(130)
Net income	$4,333	4.0%	$7,081	6.7%	$(2,748)	(39)%	(270)

__________________________ (1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.12		$0.18
Weighted average diluted share count	37,149		40,400

Comparable sales change	(5)%		2%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	April 29, 2017	January 28, 2017	April 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$48,101	$53,202	$35,421
Accounts receivable	8,145	5,605	13,316
Inventories	31,365	23,958	34,799
Deferred income taxes	—	8,487	6,557
Prepaid expenses and other current assets	9,479	8,823	6,649
Total current assets	97,090	100,075	96,742
Property and equipment, net	81,577	80,484	79,056
Deferred income taxes	15,859	6,978	4,333
Other assets, net	2,896	2,056	1,155
TOTAL ASSETS	$197,422	$189,593	$181,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,305	$9,205	$11,174
Accrued liabilities	25,085	25,761	14,858
Total current liabilities	46,390	34,966	26,032
Landlord incentives and deferred rent	38,261	38,092	37,531
Total liabilities	84,651	73,058	63,563

Commitments and contingencies

Stockholders’ equity:
Common stock – $0.01 par value, 80.0 million shares authorized; 46.3 million, 46.1 million and 46.2 million shares issued at April 29, 2017, January 28, 2017 and April 30, 2016, respectively.	463	461	462
Additional paid-in capital	110,267	109,008	108,737
Retained earnings	147,817	143,557	108,637
Treasury stock, at cost – 9.2 million, 8.5 million and 5.7 million shares at April 29, 2017, January 28, 2017 and April 30, 2016, respectively.	(145,776)	(136,491)	(100,113)
Total stockholders’ equity	112,771	116,535	117,723
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$197,422	$189,593	$181,286

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Cash Flows Provided by Operating Activities:
Net income	$4,333	$7,081
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,101	4,649
Stock-based compensation expense	1,254	1,052
Excess tax benefit from stock-based compensation	—	(22)
Loss on sale of assets	110	88
Deferred income taxes	(347)	(838)
Changes in operating assets and liabilities:
Accounts receivable	(2,540)	(3,714)
Inventories	(7,407)	(3,258)
Prepaid expenses and other assets	(1,638)	214
Accounts payable	10,341	(2,862)
Accrued liabilities	(676)	(1,470)
Landlord incentives and deferred rent	169	979
Net cash provided by operating activities	8,700	1,899

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(4,634)	(5,121)
Other	—	4
Net cash used in investing activities	(4,634)	(5,117)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(9,054)	(17,785)
Taxes paid related to net settlement of equity awards	(113)	—
Proceeds from the exercise of stock options	—	178
Excess tax benefit from stock-based compensation	—	22
Net cash used in financing activities	(9,167)	(17,585)

Net decrease in cash and cash equivalents	(5,101)	(20,803)
Cash and cash equivalents, beginning of year	53,202	56,224
Cash and cash equivalents, end of period	$48,101	$35,421

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$73	$6,653
Interest paid	$49	$47

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	April 29, 2017		April 30, 2016		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel (1)	$60,012	55.7%	$56,351	53.1%	$3,661	6%
Jewelry	23,771	22.1%	24,062	22.7%	(291)	(1)%
Accessories (1)	13,981	13.0%	14,587	13.7%	(606)	(4)%
Gifts	11,115	10.3%	11,327	10.7%	(212)	(2)%
Merchandise sales	108,879	101.1%	106,327	100.2%	2,552	2%
Others(2)	(1,190)	(1.1)%	(214)	(0.2)%	(976)	(456)%
Net sales	$107,689	100.0%	$106,113	100.0%	$1,576	1%

__________________________

(1)	In the first quarter of fiscal 2017, swimwear was reclassified out of accessories to apparel. To facilitate comparability, prior year amounts were reclassified.
(2)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2017	FY 2016	FY 2015
Q1	(5)%	2%	(2)%
Q2		0%	(4)%
Q3		7%	4%
Q4		0%	11%
Fiscal year		2%	3%

Boutique Count

	Thirteen Weeks Ended April 29, 2017	Fiscal Year Ended January 28, 2017	Thirteen Weeks Ended April 30, 2016
Number of boutiques open at the beginning of period	671	616	616
Boutiques opened	12	64	22
Boutiques closed	(4)	(9)	(1)
Number of boutiques open at the end of period	679	671	637